Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 11, 2021, relating to the financial statements of Spartan Acquisition Corp. II appearing in Amendment No. 1 to the entity’s Annual Report on Form 10-K as of December 31, 2020 and for the period from August 17, 2020 (inception) through December 31, 2020.

/s/ WithumSmith+Brown, PC

New York, New York
September 30, 2021